                                                                    EXHIBIT 10.2

                              TERMINATION AGREEMENT

     This Termination Agreement is dated as of this 30th day of July, 2002, by and between Abbott Laboratories, an Illinois corporation with its principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064 ("Abbott") and Triangle Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 4 University Place, 4611 University Drive, Durham, North Carolina 27707 ("Triangle").

                                   WITNESSETH

     WHEREAS, Abbott and Triangle previously entered into a business collaboration comprised of the following legal agreements:

          (i) Collaboration Agreement dated as of June 2, 1999, and amended by the First Amendment to Collaboration Agreement dated as of the 15th day of October, 1999 (the "Collaboration Agreement"), whereby Abbott and Triangle agreed to collaborate with respect to the clinical development, registration, distribution and marketing of Triangle's proprietary drugs for the treatment of HIV, HBV and other indications;

          (ii) Common Stock Purchase Agreement dated as of June 2, 1999 (the "Stock Purchase Agreement") whereby Triangle sold to Abbott 6,571,428 shares of Triangle's common stock;

          (iii) Triangle Pharmaceuticals, Inc. Stockholder Rights Agreement dated as of June 2, 1999 (the "Stockholder Rights Agreement") which provided Abbott and Triangle certain rights related to the Triangle common stock purchased by Abbott;

          (iv) Supply and Manufacturing Agreement dated as of August 3, 1999 (the "Prior Manufacturing Agreement") whereby Abbott agreed to supply Triangle's uncommitted requirements of bulk drug for Triangle's various proprietary drugs covered by the Collaboration Agreement; and

          (v) Co-Promotion Agreement dated as of June 2, 1999, as amended by a letter agreement dated February 12, 2001 (the "Co-Promotion Agreement") whereby Abbott granted Triangle the right to co-promote Abbott's protease inhibitors Norvir and Kaletra.

     WHEREAS, the parties desire to terminate their collaboration and to terminate the Collaboration Agreement, the Stock Purchase Agreement, the Prior Manufacturing Agreement, and the Co-Promotion Agreement and amend the Stockholder Rights Agreement; and

     WHEREAS, to close out and restructure their business relationship the parties desire to enter into this Termination Agreement, an amendment to the Stockholder Rights Agreement (the "First Amendment to Stockholder Rights Agreement"), a new Supply and Manufacturing Agreement (the "Manufacturing Agreement"), and a Credit Line Agreement (the "Credit Agreement"), all of even date herewith.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings contained herein, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     In addition to the other terms defined elsewhere herein, the following terms shall have the following meanings when used in this Agreement (and any term defined in the singular shall have the same meaning when used in the plural, and vice versa, unless stated otherwise):

     1.1 "Abbott Patents" shall mean (a) any patents or patent applications owned by or otherwise licensed to or controlled by Abbott (to the extent sublicensing is permissible) as of the Effective Date or arising on or after the Effective Date under the Manufacturing Agreement, which include claims covering or potentially covering the manufacture, use or sale of the Compounds or Products; and (b) all substitutions, extensions, divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals, supplementary protection certificates or foreign counterparts of such patents and patent applications identified in sub-part (a).

     1.2 "Abbott Technology" shall mean all technical information, inventions, discoveries, trade secrets, information, experience, data, formulas, procedures, processes, know-know and results which are necessary for the development, registration, manufacture, use or sale of the Compounds or Products and which are owned by or otherwise licensed to or controlled by Abbott (to the extent sublicensing is permissible) as of the Effective Date or arising on or after the Effective Date under the Manufacturing Agreement.

     1.3 "Affiliate" shall mean any corporation or non-corporate business entity which controls, is controlled by, or is under common control with a party. A corporation or non-corporate business entity shall be regarded as in control of another corporation or non-corporate business entity if it owns, or directly or indirectly controls, at least *** percent (***%) of the voting stock of the other corporation, or (a) in the absence of the ownership of at least *** percent (***%) of the voting stock of a corporation or (b) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable. For purposes of this Agreement, TAP Holdings Inc. and its

----------
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

subsidiaries ("TAP"), which comprise Abbott's joint venture with Takeda Chemical Industries Ltd., are not Affiliates of Abbott.

     1.4 "Co-Promotion Agreement" shall have the meaning set forth in the first "Whereas Clause."

     1.5 "Collaboration Agreement" shall have the meaning set forth in the first "Whereas Clause."

     1.6  "Combination Product" shall have the meaning given in Section 1.14.

     1.7  "Compounds" shall mean MKC-442, FTC, L-FMAU, and DAPD.

     1.8 "DAPD" shall mean (i) (beta)-D-Dioxolanyl purines of the formula set forth on Exhibit 1.8 to this Agreement wherein R is OH, Cl, NH(2), or H, and X is H, alkyl, acyl, monophosphate, diphosphate or triphosphate; (ii) all 5' and N(6) acylated and alkylated derivatives thereof; (iii) any salts, esters, racemic mixtures and purified enantiomers of any of the foregoing; and (iv) any and all polymorphs, hydratets and solvates of any of the foregoing. DAPD is exclusively licensed to Triangle by Emory University and the University of Georgia Research Foundation, Inc., pursuant to a License Agreement dated March 31, 1996, as amended July 10, 2000 (the "DAPD License Agreement") for use as a pharmaceutical product in the prevention and treatment of HIV and HBV throughout the entire world. Abbott's rights and obligations under the DAPD License Agreement will terminate as a result of termination of the Collaboration Agreement pursuant to Section 2.1 of this Agreement.

     1.9 "Effective Date" shall mean the date set forth in the introductory paragraph of this Agreement.

     1.10 "FTC" shall mean (i) the (-) enantiomer with the chemical name (2R-cis)-4-amino-5-fluoro-1-[2-(hydroxymethyl)-1,3-oxathiolan-5-yl]-2(1H)
-pyrimidinone; (ii) any mixture of the (-) enantiomer described in Subsection 1.10(i) and the (+) enantiomer with the chemical name (2S-cis)-4-amino-5-fluoro-1-[2-(hydroxymethyl)-1,3-oxathiolan-5-yl]-2(1H) -pyrimidinone, *** ;
(iii) any salts, esters (including, but not limited to, all 5' phosphate esters) and N alkylated derivatives of any of the foregoing; or (iv) any and all polymorphs, hydrates and solvates of any of the foregoing. FTC is exclusively licensed to Triangle by Emory University pursuant to a License Agreement dated April 17, 1996, as amended on May 6, 1999 and on July 10, 2000 (the "FTC License Agreement") for use in the prevention and treatment of HIV and HBV throughout the entire world. Abbott's rights and obligations under the FTC License Agreement will terminate as a result of termination of the Collaboration Agreement pursuant to Section 2.1 of this Agreement.

----------
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

     1.11 "Field of Use" shall mean the following: (i) for MKC-442, all pharmaceutical uses; (ii) for FTC and DAPD, the prevention and treatment of HIV and HBV; (iii) for L-FMAU, all human antiviral applications and uses; and (iv) any other uses for the Compounds to which Triangle obtains rights from the Triangle Licensors.

     1.12 "HBV" shall mean the hepatitis B virus.

     1.13 "HIV" shall mean the human immunodeficiency virus.

     1.14 "L-FMAU" shall mean the compound known as L-FMAU, with the chemical name 2'-flouro-5-methyl-(beta)-L-arabinofuranosyluracil, including any salts and esters thereof. L-FMAU is exclusively licensed to Triangle by Bukwang Pharm. Ind., Co., Ltd. pursuant to a License Agreement dated February 27, 1998, as amended on April 1, 1999 and on September 5, 2000 (the "L-FMAU License Agreement"), for use as a pharmaceutical product in all human antiviral applications and uses for the entire world, excluding Korea. Abbott's rights and obligations under the L-FMAU License Agreement will terminate as a result of termination of the Collaboration Agreement pursuant to Section 2.1 of this Agreement.

     1.15 "MKC-442" shall mean the compound known as MKC-442, with the chemical name 6-Benzyl-l-(ethoxy methyl)-5-isopropyl uracil, including any salts and esters thereof. MKC-442 is exclusively licensed to Triangle by Mitsubishi Chemical Corporation pursuant to a License Agreement dated June 17, 1997, as amended January 1, 2001 and as terminated January 17, 2002 (the "MKC-442 License Agreement"), for use as a pharmaceutical product in the entire world, excluding Japan. Abbott's rights and obligations under the MKC-442 License Agreement will terminate as a result of termination of the Collaboration Agreement pursuant to
Section 2.1 of this Agreement.

     1.16 "Manufacturing Agreement" shall have the meaning set forth in the first "Whereas Clause."

     1.17 "Net Selling Price"

          (a) "Net Selling Price" of Products which contain as their active ingredients only FTC (a "Sole Ingredient Product") shall mean the gross selling price paid by a purchaser in a Sale of such Sole Ingredient Product to Triangle, an Affiliate or sublicensee of Triangle, or any other party authorized by Triangle to sell Sole Ingredient Products plus, if applicable, the value of all properties and services received in consideration of a Sale of a Sole Ingredient Product, less only (i) discounts, rebates, sales, use, or other similar taxes, transportation and handling charges and allowances; and (ii) returns which are accepted by Triangle from independent customers in accordance with Triangle's normal practice and for which Triangle gives credit to such purchasers or retroactive price reductions in lieu of returns, whether during the specific royalty period or not. Where a Sale is deemed consummated by a gift, use, or other disposition of Sole

     Ingredient Products, for other than a selling price stated in cash, the term "Net Selling Price" shall mean the average gross selling price billed by Triangle in consideration of the cash Sales of comparable Sole Ingredient Products during the then current royalty period, less only reductions permitted in subsections (i) and (ii) above and such other reductions, if any, as the Triangle Licensor for FTC agrees are appropriate.

          (b) "Net Selling Price" of Products which contain as their active ingredients both FTC and compounds other than FTC (a "Combination Product") shall be negotiated in good faith by the Parties with the intention of agreeing upon a fair and equitable formula; provided, however, that if the Parties are unable to agree upon such formula within a reasonable period of time, the Net Selling Price with respect to such Combination Product shall mean the gross sales price of such Combination Product billed to independent customers, less all the allowances, adjustments, reductions, discounts, taxes, duties, rebates or other charges referred to in Clause
     (a) multiplied by a fraction, the numerator of which shall be the average invoice price per gram of FTC contained in the most comparable stock keeping unit of any product having FTC as the sole active ingredient during the applicable royalty period in the applicable country, when such comparable product is sold for the same indication as such Combination Product and the denominator of which shall be the average invoice price per gram of FTC sold alone as described immediately above plus the average invoice price(s) per gram of the other active ingredient(s) contained in such Combination Product in such country during the applicable royalty period when such active ingredients are Sold alone for the same indication as such Combination Product. If there is no average invoice price per gram in a given country for one or more of the active ingredients comprising a Combination Product, the Net Selling Price with respect to such Combination Product shall be deemed to be the gross Sales of such Combination Product billed to independent customers, less all the allowances, adjustments, reductions, discounts, taxes, duties, rebates or other charges referred to in Clause (a), times a fraction, the numerator of which is one and the denominator of which is the number of all active ingredients in such Combination Product.

     1.18 "New Agreements" shall mean this Agreement and the following other agreements being entered into by the Parties of even date herewith: (i) First Amendment to Stockholder Rights Agreement; (ii) Manufacturing Agreement; and
(iii) Credit Agreement, and (iv) the Stockholder Rights Agreement, as amended by the First Amendment thereto.

     1.19 "Parties" shall mean Triangle and Abbott.

     1.20 "Prior Agreements" shall mean the Collaboration Agreement, the Stock Purchase Agreement, the Prior Manufacturing Agreement and the Co-Promotion Agreement.

     1.21 "Product" shall mean any pharmaceutical product containing one or more Compounds as active ingredients, alone or in combination with other active ingredients, within their respective Field of Use.

     1.22 "Sold" or "Sale" shall mean the sale, transfer, exchange or other disposition of Products whether by gift, or otherwise, subsequent to regulatory approval in a given country (if regulatory approval is required) by Abbott or its permitted sublicensees. Sales of Product shall be deemed consummated upon the first to occur of: (a) receipt of payment from purchaser; (b) delivery of Product to the purchaser or a common carrier; (c) release of Product from consignment; or (d) if otherwise transferred, exchanged or disposed of by gift or otherwise, when such transfer, exchange, gift or other disposition occurs. Notwithstanding the foregoing definition of Sale, to the extent that Triangle distributes any Product under a treatment IND or other expanded access program, and such distribution is at a sales price which exceeds its fully absorbed costs therefor, such amount shall be deemed part of the Net Selling Price. The distribution of sample packs shall not be deemed a Sale.

     1.23 "Sole Ingredient Product" shall have the meaning set forth in Section 1.14.

     1.24 "Stockholder Rights Agreement" shall have the meaning set forth in the first "Whereas Clause."

     1.25 "Triangle Licensors" shall mean Mitsubishi Chemical Corporation with respect to MKC-442, Emory University with respect to FTC, Emory University and the University of Georgia Research Foundation, Inc. with respect to DAPD, and Bukwang Pharm. Ind., Co., Ltd. with respect to L-FMAU.

                                    ARTICLE 2

                       TERMINATION, RELEASE AND COVENANTS

     2.1 TERMINATION. Abbott and Triangle hereby terminate each of the Prior Agreements as of the Effective Date. Notwithstanding any provisions contained in any Prior Agreement to the contrary, none of the rights or obligations thereunder will survive this termination.

     2.2  RELEASE.

          (a) Each Party (the "Releasing Party"), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, hereby releases and forever discharges the other Party and its past, present, and future employees, agents, representatives, Affiliates, stockholders, successors and assigns (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (collectively, "Claims") which the Releasing Party now has, has ever had, or may hereafter have against the respective Releasees arising out of any matter, cause, or event occurring prior to the Effective Date, including, but not limited to, any rights to indemnification or reimbursement, whether pursuant to any of the Prior Agreements, the Stockholder Rights Agreement or otherwise; provided, however, that this Release shall not release or discharge (i) any Claims by Releasing Party against the Releasees arising on or after the Effective Date under the New Agreements, (ii) the accrued payment obligations specified on Exhibit 2.2(a) to this Agreement, which the Parties will pay within *** of the Effective Date, or (iii) an additional invoice from Abbott to Triangle in the amount of *** dollars ($***) for drug product expenses for July, 2002, which Triangle will pay within thirty (30) days after receipt and satisfactory review.

          (b) The Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, or causing to be commenced any proceeding of any kind, against any Releasee, based upon any Claim released hereby. The Releasing Party shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees) arising directly or indirectly from or in connection with the assertion by or on behalf of the Releasing Party of any Claim released hereby.

     2.3 RESIGNATION. Contemporaneously with execution of this Agreement, Abbott will cause its representative on Triangle's Board of Directors to resign and shall deliver his written resignation to Triangle.

                                    ARTICLE 3
                                     LICENSE

     Abbott hereby grants Triangle, with the right to grant sublicenses, a perpetual, worldwide, non-exclusive, royalty-free (other than the royalty obligation set forth in Article 4 of this Agreement) license to utilize Abbott Technology and Abbott Patents to develop, make, have made, import, use, offer to sell and sell the Compounds and Products within the Field of Use. The right to grant sublicenses is limited, however, with respect to any Abbott Technology or Abbott Patents licensed by Abbott from a third party that is unwilling to provide its consent to such sublicense despite Abbott's reasonable best efforts to procure such consent. The Parties will reasonably cooperate in the enforcement of any Abbott Patents.

                                    ARTICLE 4
                               ROYALTY AND REPORTS

----------
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

     4.1 ROYALTY. Triangle shall pay a one percent royalty on the Net Selling Price of Products which contain FTC as an active ingredient. Such royalty shall apply only until Abbott has been paid an aggregate of Two Million Dollars (US$2,000,000) in royalties by Triangle. In lieu of paying such amount in royalties and in full satisfaction of its obligations under this Section 4.1, Triangle may, at any time and in its sole discretion, prepay Abbott Two Million Dollars (US$2,000,000) (less any royalties that have already been paid to Abbott under this Section 4.1).

     4.2 ROYALTY REPORTS AND RECORDS. Until payment of the full amounts required to be paid pursuant to Section 4.1, Triangle shall furnish, or cause to be furnished to Abbott, written reports covering each of Triangle's, Triangle's Affiliates' and Triangle's sublicensees' fiscal quarters showing:

          (a) the gross selling price of all Sole Ingredient Products and Combination Products Sold by Triangle, its Affiliates and sublicensees, in each country during the reporting period;

          (b) the royalties payable in Dollars, which shall have accrued hereunder in respect to such Sales;

          (c) the exchange rates used, if any, in determining the amount of Dollars, which exchange rates shall be the same used in its report of Sales to the Triangle Licensor of FTC; and

          (d) a summary of the calculation of any payments due Abbott pursuant to Section 4.1 of this Agreement.

Reports shall be made quarterly after the first Sale of a Product containing FTC as an active ingredient. Quarterly reports shall be due within sixty (60) days of the close of every Triangle fiscal quarter until payment of the full amounts required to be paid pursuant to Section 4.1. Triangle shall keep accurate records in sufficient detail to enable royalties and other payments payable hereunder to be determined.

     4.3 AUDIT. Until payment of the full amount of royalties required pursuant to Section 4.1 Abbott shall have the right, upon prior notice to Triangle, not more than once in each Triangle fiscal year nor more than once in respect of any fiscal year, through an independent certified public accountant selected by Abbott and acceptable to Triangle, which acceptance shall not be unreasonably refused, to have access during normal business hours to those records of Triangle as may be reasonably necessary to verify the accuracy of the royalty reports required to be furnished by Triangle pursuant to Section 4.2 of this Agreement. Triangle shall obtain and maintain appropriate records of Sales made pursuant to any sublicenses granted pursuant to the FTC License Agreement. If such independent certified public accountant's report shows any underpayment of royalties by Triangle, its Affiliates or sublicensees, within thirty (30) days after Triangle's receipt of such report, Triangle shall remit to Abbott:

          (a)  the amount of such underpayment; and

          (b) if such underpayment exceeds *** percent (***%) of the total royalties owed for the fiscal year then being reviewed, the reasonably necessary fees and expenses of such independent certified public accountant performing the audit. Otherwise, Abbott's accountant's fees and expenses shall be borne by Abbott. Upon the expiration of *** following the end of any fiscal year, the calculation of royalties payable with respect to such fiscal year shall be binding and conclusive on Abbott and Triangle, unless an audit is initiated before the expiration of such ***.

     4.4 CONFIDENTIALITY OF RECORDS. All information subject to review under this Article 4 shall be deemed Confidential Information of Triangle under
Article 8.

                                    ARTICLE 5

                               TRANSITION SERVICES

     5.1 SERVICES. Abbott shall provide the following transitional services to Triangle by performing the Transitional Services Plan described below:

          (a) transfer of the Abbott Technology to Triangle and assistance in understanding, utilizing and, if possible and desirable, securing patent protection therefor;

          (b) provide support, documentation and assistance for the completion of the registration process in the United States and Europe for FTC as the FTC supplier, including Chemistry and Manufacturing Control sections of the U.S. New Drug Application and the European filing for FTC and the transfer of responsibility for the European applications to Triangle (the "Registration Transition Services").

     5.2  TRANSITION PLANS.

          (a) With respect to FTC, the transfer of Abbott Technology to Triangle referred to in Section 5.1(a) above is occurring pursuant to the transition services arrangements in the Manufacturing Agreement. Abbott's completion of its transfer obligations set forth in the Manufacturing Agreement will satisfy its transfer obligations set forth in Section 5.1(a) above.

          (b) Attached as Exhibit 5.2 is the Transitional Services Plan that governs the Registration Transition Services to be provided by Abbott, the schedule for completing each part of such transition and an estimated budget for the Registration Transition Services. Abbott shall not be required to provide any services with respect to Registration Transition Services except as specified in the Transitional Services Plan or as otherwise agreed upon by the Parties in writing.

     5.3 COST. The cost of the transitional services set forth in Section 5.1(a) above shall be governed by the Manufacturing Agreement. With respect to the Registration Transition Services,

----------
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Triangle shall pay Abbott for all reasonable internal costs and reasonable out-of-pocket expenses incurred by Abbott in connection therewith; provided that such internal costs and out-of-pocket expenses shall not exceed the corresponding agreed to budget for such services set forth in the Transitional Service Plan. Abbott shall invoice Triangle on a monthly basis for services rendered in the prior month, and such invoices shall be paid in full by Triangle within thirty (30) days after receipt of Abbott's invoice. Triangle shall bear its own costs and expenses and pay all third party costs and expenses incurred pursuant to the Transitional Services Plan. Triangle shall contract directly with such third parties for their support and assistance, and Abbott shall not commit or enter into any contracts with any such third parties for transitional services on Triangle's behalf.

                                    ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES

     6.1 ABBOTT REPRESENTATIONS AND WARRANTIES. Abbott hereby represents and warrants to Triangle as follows:

          (a)  Abbott has the right to grant Triangle the license granted in
     Article 3 of this Agreement;

          (b)  to Abbott's knowledge:

               (i)   as of the Effective Date, there are no Abbott Patents;

               (ii) as of the Effective Date, there is no Abbott Technology concerning any Compound other than FTC;

               (iii) all Abbott Technology is owned by Abbott, and none is licensed by Abbott from a third party;

               (iii) Triangle's exercise of the Abbott Patents and the Abbott Technology in the manner exercised by Abbott as of the Effective Date will not infringe the intellectual property or any other rights of any third party;

               (iv) Abbott has not received any notice from any third party asserting that the exercise of the Abbott Patents or the Abbott Technology infringes the intellectual property or other rights of any third party;

               (v) except for intellectual property rights of a Third Party supplier with respect to raw materials supplied by such supplier, no intellectual property rights of any third party, including Abbott's raw material suppliers and TAP, other than the Abbott Patents and Abbott Technology and the Triangle Patents and Triangle Technology (each as defined in the Manufacturing Agreement), are necessary for the manufacture of the Products as each is manufactured as of the Effective Date by Abbott.

          (c) Abbott is a corporation duly organized and validly existing in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted;

          (d) Abbott has all requisite corporate right, power and authority to enter into this Agreement and the other New Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other New Agreements by Abbott and the consummation by Abbott of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on Abbott's behalf;

          (e) the execution, delivery and performance by Abbott of this Agreement and each of the other New Agreements and Abbott's compliance with the terms and provisions hereof and thereof will not result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation pursuant to, or a loss of benefits under, any provision of Abbott's Articles of Incorporation or By-Laws, or any mortgage, indenture, lease or other agreement or instrument, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Abbott, its properties or assets; and

          (f) no consent, approval or authorization of, or designation, declaration or filing with any governmental authority is required in connection with the valid execution, delivery or performance of this Agreement and the other New Agreements by Abbott or the consummation by Abbott of the transactions contemplated hereby or thereby, except such filings as may be required to be made with the Securities and Exchange Commission or any national securities exchange or market. Upon their execution and delivery, and assuming the valid execution thereof by Triangle, this Agreement and the other New Agreements will constitute valid and binding obligations of Abbott, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     6.2 TRIANGLE REPRESENTATIONS AND WARRANTIES. Triangle hereby represents and warrants to Abbott as follows:

          (a) Triangle is a corporation duly organized and validly existing in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted;

          (b) Triangle has all requisite corporate right, power and authority to enter into this Agreement and the other New Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other New Agreements by Triangle and the consummation by Triangle of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on Triangle's behalf;

          (c) the execution, delivery and performance by Triangle of this Agreement and each of the other New Agreements and Triangle's compliance with the terms and provisions hereof and thereof will not result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation pursuant to, or a loss of benefits under, any provision of its Certificate of Incorporation or By-Laws, or any mortgage, indenture, lease or other agreement or instrument, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Triangle, or Triangle's properties or assets;

          (d) no consent, approval or authorization of, or designation, declaration or filing with any governmental authority is required in connection with the valid execution, delivery or performance of this Agreement and the other New Agreements by Triangle or the consummation by Triangle of the transactions contemplated hereby or thereby, except such filings as may be required to be made with the Securities and Exchange Commission or any national securities exchange or market. Upon their execution and delivery, and assuming the valid execution thereof by Abbott, this Agreement and the other New Agreements will constitute valid and binding obligations of Triangle, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); or

          (e) James L. Tyree, Abbott's representative on the Triangle Board of Directors, has received all material information regarding the clinical development and registration of FTC which has been provided to all of Triangle's other outside directors.

     6.3 NO OTHER WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY MAKES NO OTHER WARRANTIES OR REPRESENTATIONS,

INCLUDING FITNESS FOR PURPOSE INTENDED OR MERCHANTABILITY, WHETHER EXPRESS OR IMPLIED.

                                    ARTICLE 7
                             LIMITATION ON LIABILITY

     EXCEPT AS OTHERWISE PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL LOSSES ARISING OUT OF OR RELATING TO THIS AGREEMENT.

                                    ARTICLE 8
                        CONFIDENTIALITY AND NONDISCLOSURE

     8.1 CONFIDENTIALITY OBLIGATION. Except as permitted below, each of Abbott and Triangle (the "Receiving Party") shall keep strictly confidential any information disclosed in writing, orally, visually or in any other manner by the other Party (the "Disclosing Party") or otherwise made available to the Receiving Party which the Disclosing Party considers to be and treats as proprietary and confidential ("Confidential Information"). Without limiting the generality of the foregoing, all proprietary information concerning the Disclosing Party's business operations, suppliers, products, product manufacture, sale, marketing or distribution, trade secrets and intellectual property shall be considered Confidential Information by the Receiving Party. Any data or other information relating to or resulting from the clinical trials of the Products shall be deemed to be Confidential Information of Triangle. The Disclosing Party shall use commercially reasonable efforts to designate any written Confidential Information disclosed to the other Party as Confidential Information by prominently marking it "confidential", "proprietary" or the like, provided, that the failure to so mark shall not exclude such written information from the provisions of this Section 8. "Confidential Information" shall not include information:

          (a) which is or becomes generally available to the public other than as a result of disclosure thereof by the Receiving Party;

          (b) which is lawfully received by the Receiving Party on a non-confidential basis from a third party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party or any other person with respect to such information;

          (c) which by written evidence can be shown by the Receiving Party to have been independently developed by or for the Receiving Party; or

          (d) which the Receiving Party establishes by competent proof was in its possession at the time of disclosure by the other Party and was not acquired, directly or indirectly from the other Party.

All information, data and other materials constituting protected information under or otherwise disclosed by one Party to the other pursuant to any of the Prior Agreements shall be deemed to have been disclosed by the Disclosing Party under this Agreement.

     8.2 NONDISCLOSURE OF CONFIDENTIAL INFORMATION. The Receiving Party shall use Confidential Information solely for the purposes of the New Agreements and shall not disclose or disseminate any Confidential Information to any third party at any time without the Disclosing Party's prior written consent, except for disclosure to those of its directors, officers, employees, accountants, attorneys, advisers, and agents whose duties reasonably require them to have access to such Confidential Information and, in the case of Triangle, disclosure to the Triangle Licensors and to sublicensees and actual or potential business partners (including any Third Party with which Triangle collaborates in the development, registration, manufacture, use or sale of the Compounds or Products), provided that such directors, officers, employees, accountants, attorneys, advisers, sublicensees, agents and Triangle Licensors and business partners are required to use the Confidential Information solely for purposes of the New Agreements and maintain the confidentiality of such Confidential Information to the same extent as if they were parties hereto.

     8.3 EXCEPTION. The foregoing confidentiality and nondisclosure obligations shall not apply to information which is required to be disclosed by law or by regulation; provided, that (i) the Receiving Party gives the Disclosing Party reasonable advance notice of the disclosure, to the extent reasonably practicable and legally permissible; (ii) the Receiving Party uses reasonable efforts to resist and limit disclosing the Confidential Information; (iii) the Receiving Party reasonably cooperates with the Disclosing Party on request to obtain a protective order or otherwise limit the disclosure; and (iv) upon the reasonable request of the Disclosing Party, the Receiving Party shall provide a letter from its counsel confirming that the Confidential Information is, in fact, required to be disclosed.

     8.4 INJUNCTIVE RELIEF. The Parties acknowledge that either Party's breach of this Article 8 may cause the other Party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the non-breaching Party shall be entitled to seek injunctive relief in addition to any other remedies it may have at law or in equity.

     8.5 SCIENTIFIC AND OTHER PUBLICATIONS Notwithstanding anything herein to the contrary, it is the understanding of each Party that scientific, scholarly and other related publications or presentations concerning the development of the Compounds and the Products, including their pre-clinical and clinical development, shall emanate solely from Triangle and the trials and studies sponsored by Triangle and that, as against Abbott, Triangle shall have full control over the preparation, review and approval of such publications and presentations, which publications and presentations shall not be restricted hereunder.

     8.6 CONFIDENTIALITY PERIOD. The confidentiality and non-disclosure obligations of this Article 8 shall remain in effect for a period of *** years from the Effective Date.

                                    ARTICLE 9

                                  FORCE MAJEURE

     If any circumstance beyond the reasonable control of either Party occurs which delays or renders impossible the performance of certain of that Party's obligations under this Agreement on the dates herein provided (a "Force Majeure"), such obligations shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof, provided such Party shall notify the other Party in writing as soon as practicable, but in no event more than ten (10) business days after the occurrence of such event of Force Majeure, which notice shall reasonably attempt to identify such obligations under this Agreement and the extent to which performance thereof will be affected. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event, provided that such Party who fails because of an event of Force Majeure to perform its obligations hereunder shall upon the cessation of the Force Majeure event take all reasonable steps within its power to resume with the least possible delay compliance with its obligations. Events of Force Majeure shall include, without limitation, war, revolution, invasion, insurrection, terrorism, riots, mob violence, sabotage or other civil disorders, acts of God, limitations imposed by exchange control regulations or foreign investment regulations or similar regulations, laws, regulations or rules of any government or governmental agency, any delay or failure in manufacture, production or supply by third parties of any goods or services, and any withdrawal or recall of a Product at the direction of any governmental authority.

                                   ARTICLE 10
                                  MISCELLANEOUS

     10.1 RELATIONSHIP OF THE PARTIES. Each of the Parties shall be furnishing its services hereunder as an independent contractor, and nothing herein shall create any association, partnership or joint venture between the Parties or any employer-employee relationship. No agent, employee or servant of either Party shall be or shall be deemed to be the employee, agent or servant of the other Party, and each Party shall be solely and entirely responsible for its acts and the acts of its employees.

     10.2 RELATIONSHIP WITH AFFILIATES. Unless the context otherwise indicates,
(i) any reference to a Party herein shall include the Affiliates of such Party (by whom such Party will ensure compliance herewith) and (ii) each Party may utilize the services of its Affiliates to perform services, activities and/or obligations permitted or required under this Agreement to the same extent as if such Affiliate were a party

----------
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

to this Agreement. Any Affiliates so utilized shall be subject to all the terms and conditions applicable to such Party under this Agreement, including but not limited to provisions establishing standards for performance. The use of any Affiliates as set forth in this Section 10.2 shall in no way relieve the applicable Party of any of its obligations or liabilities hereunder and each Party shall be liable for the actions of its Affiliates under this Agreement.

     10.3 DISPUTE RESOLUTION.

          (a) GENERAL. The Parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which may relate to either Party's rights and/or obligations hereunder. The Parties agree that they shall use all reasonable efforts to resolve any dispute which may arise in an amicable manner.

          (b) MANAGEMENT RESOLUTION. Either Party may, by notice to the other Party, refer any dispute hereunder to the respective officers of the Parties designated below. Such officers shall attempt to resolve the referred dispute by good faith negotiations within *** after such notice is received. The said designated officers are as follows: For Abbott, the Vice President, Global Licensing/New Business Development and for Triangle, the Chief Operating Officer.

          (c) ALTERNATIVE DISPUTE RESOLUTION. The Parties agree that any dispute that arises under this Agreement, which cannot be amicably resolved by such management discussions shall be resolved by binding Alternative Dispute Resolution ("ADR") in the manner described in Exhibit 10.3.

          (d) LIMITED INJUNCTIVE RELIEF PERMITTED. Notwithstanding the foregoing, nothing shall limit the Parties' right to seek judicial injunctive relief pursuant to Section 8.4 with respect to a breach or threatened breach of the requirements set forth in Article 8 hereof.

     10.4 COUNTERPARTS. The Agreement may be executed simultaneously in any number of counterparts and may be executed by facsimile. All counterparts shall collectively constitute one and the same Agreement.

     10.5 NOTICES. In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing, and sent by overnight express or registered or certified mail (with return receipt requested) and shall be sent to the following address (or such other address as either Party may designate from time to time in writing):

          If to Triangle:
                   Triangle Pharmaceuticals, Inc.
                   4 University Place
                   4611 University Drive

----------
*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

                   Durham, North Carolina 27707
                   Telephone:  (919) 493-5980
                   Telefax:    (919) 493-5925
                   Attention:  Chief Operating Officer
                   Copy to:    General Counsel

          Copy to:
                   Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. 2500 First Union Capitol Center
                   Raleigh, North Carolina 27601
                   Telephone:  (919) 821-1200
                   Telefax:    (919) 821-6800
                   Attention:  Gerald F. Roach

          If to Abbott:
                   Abbott Laboratories
                   Dept.  R50A; Bldg.  AP34
                   200 Abbott Park Road
                   Abbott Park, IL 60064-6187
                   Telephone:  (847) 938-0101
                   Telefax:    (847) 937-1771
                   Attention:  Vice President, Global Licensing/New Business
                               Development

          Copy to:
                   General Counsel
                   Abbott Laboratories
                   Dept.  364; Bldg.  AP6D
                   100 Abbott Park Road
                   Abbott Park, IL 60064-6020
                   Telephone:  (847) 937-8906
                   Telefax:    (847) 938-6277

     10.6 BINDING EFFECT; ASSIGNMENT. This Agreement may not be assigned, in whole or in part, by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void; provided that no prior written consent shall be required in the event that a third party acquires substantially all of the assets or outstanding shares of, or merges with, the assigning Party, but only so long as such third party agrees to be bound by all of the assigning Party's responsibilities and obligations hereunder; and provided further that no prior written consent shall be required from Abbott with respect to any sublicense by Triangle of its rights under
Article III to any third party, other than any consents required under the corresponding primary licenses to Abbott. No assignment of this Agreement or of any rights hereunder shall relieve the assigning Party of any of its obligations or liability hereunder. This Agreement shall inure to the benefit of and be binding upon each of the Parties hereto and their respective successors and permitted assigns.

     10.7 ENTIRE AGREEMENT. The terms and conditions contained herein and in the other New Agreements constitute the entire agreement between the Parties relating to the subject matter hereof and thereof and shall supersede all of the Prior Agreements and all previous communications between the Parties with respect to the subject matter hereof and thereof, respectively. Neither Party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of the other Party that is not set out or referred to in this Agreement.

     10.8 AMENDMENT. The Agreement may be varied, amended or extended only by the written agreement of the Parties through their duly authorized officers or representatives, specifically referring to this Agreement.

     10.9 SEVERABILITY. In case any one or more of the provisions contained herein shall, for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be impossible and provided that the performance required by this Agreement with such clause deleted remains substantially consistent with the intent of the Parties.

     10.10 COMPANY EMPLOYEES. For a period of one (1) year from the Effective Date, each Party shall not, directly or indirectly solicit for employment, any employee of the other Party who has been directly involved in the performance of the Prior Agreements, or the New Agreements. It shall not be a violation of this provision if any employee responds to a Party's general advertisement of an open position.

     10.11 PUBLICITY. Except as otherwise provided herein, each Party shall maintain the confidentiality of all provisions of this Agreement and this Agreement itself and, without the prior written consent of both Parties, neither Party shall make any press release or other public announcement of or otherwise disclose to any third party this Agreement or any of its provisions except: (i) for disclosure to those of its directors, officers, employees, accountants, attorneys, advisers, sublicensees and agents whose duties reasonably require them to have access to the Agreement and, in the case of Triangle, disclosure to the Triangle Licensors and to sublicensees and actual and potential business partners (including any Third Party with which Triangle collaborates in the development, registration, manufacture, use or sale of the Compounds or Products), provided that such directors, officers, employees, accountants, attorneys, advisers, agents, licensors, sublicensees and business partners are required to maintain the confidentiality of the Agreement to the same extent as if they were parties hereto, and (ii) except for such disclosures as may be required by legal requirements, in which case the disclosing Party shall provide the nondisclosing Party with prompt advance notice of such disclosure so that the nondisclosing Party shall have the opportunity if it so desires to seek a protective order or other appropriate remedy and, in connection with any disclosure to the Securities and Exchange Commission, the disclosing Party shall use reasonable efforts (at the nondisclosing Party's written request) to obtain confidential treatment for such disclosure. Promptly following the execution of this Agreement, Triangle will issue a press release, a copy of which is attached hereto as Exhibit 10.11.

     10.12 APPLICABLE LAW. The Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within such jurisdiction and without giving effect to its choice or conflict of laws rules or principles. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which the Party may be entitled.

     10.13 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

     10.14 INTERPRETATION.

          (a) Wherever any provision of this Agreement uses the term "including" (or "includes"), such term shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitation" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term "including" (or "includes").

          (b) Wherever any provision of this Agreement provides that a Party's consent shall not be unreasonably withheld, such provision shall be deemed to provide that such consent shall in addition not be unreasonably delayed.

          (c) The recitals set forth at the start of this Agreement, along with the Exhibits to this Agreement, and the terms and conditions incorporated in such recitals and Exhibits shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals and Exhibits and the terms and conditions incorporated in such recitals and Exhibits.

          (d) In the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern.

          (e) Unless otherwise explicitly stated, in the event of any conflict between the terms of this Agreement and the terms and conditions of any of the Exhibits hereto, the terms of this Agreement shall prevail.

          (f) The Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter.

          (g) Unless otherwise provided, all references to Sections, Articles and Exhibits in this Agreement are to Sections, Articles and Exhibits of and to this Agreement.

     10.15 NO WAIVER OF RIGHTS. No failure or delay on the part of either Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

                                    *  *  *  *

                    [SIGNATURE PAGE TO TERMINATION AGREEMENT]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

ABBOTT LABORATORIES                             TRIANGLE PHARMACEUTICALS, INC.


By:     /s/ Jeffrey M. Leiden, MD, Ph.D         By:     /s/ Chris A. Rallis
        -------------------------------------           ------------------------

Name:   Jeffrey M. Leiden, MD, Ph.D             Name:   Chris A. Rallis
        -------------------------------------           ------------------------

Title:  President and Chief Operating Officer,  Title:  President and Chief
        Pharmaceutical Products Group                   Operating Officer
        -------------------------------------           ------------------------